BNY MELLON FUNDS TRUST

Certificate of Amendment

The undersigned, Vice President of BNY Mellon Funds Trust (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to the Trust's Amended and Restated Declaration of Trust dated June 5, 2000 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on June 5, 2012, the Declaration of Trust is amended to provide that the names of the following series of the Trust, as established by previous Certificate of Designation, are changed as follows:

Old Name of Series	New Name of Series

BNY Mellon Mid Cap Stock Fund	BNY Mellon Mid Cap Multi-Strategy Fund
BNY Mellon Small Cap Stock Fund	BNY Mellon Small Cap Multi-Strategy Fund

/s/ Joseph M. Chioffi

Joseph M. Chioffi, Vice President

Dated:  October 9, 2014

STATE OF NEW YORK      )

                                                :  ss.: New York

COUNTY OF NEW YORK  )

On this 9th day of October, 2014, before me personally came Joseph M. Chioffi, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

  /s/ Sarah S. Kelleher

Sarah S. Kelleher

Notary Public